Exhibit 10.1

LEASE

THE DWIGHT FOSTER BUILDING

33 WALDO STREET

WORCESTER, MASSACHUSETTS

Lease Dated

as of

DECEMBER 1, 2001

ARTICLE I

1. REFERENCE DATA:

1.1. SUBJECTS REFERRED TO: Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for each such subject in this Article.

LANDLORD: J. Robert Seder

LANDLORD'S ADDRESS: 339 Main Street, Worcester, Massachusetts 01608.

TENANT: Commonwealth National Bank

THE PREMISES: The entire interior of the second floor (Waldo Street level) of the building known as the Dwight Foster Building, 33 Waldo Street, Worcester, Massachusetts (the "Building"), excepting the lobby, stairs, and elevator thereof containing approximately 7,450 square feet and approximately 1,657 square feet in the interior of the westerly portion of the third floor of the Building; and store room #5 in the basement of the Building, containing approximately 850 square feet.

PARKING: (a) During the Lease Term, the right and license is granted by the Landlord to the Tenant’s employees to park twenty-eight (28) motor vehicles between the hours of 7:00 a.m. and 6:00 p.m. on property of Landlord contiguous to the Building; twelve (12) parking unassigned places in the parking lot with entry from the Waldo Street level (the "Lot") and sixteen (16) parking places, as assigned by Landlord in the garage contiguous to the Building at the Commercial Street level thereof (the "Garage").

(b) Landlord grants to Tenant’s customers and invitees a license to park their motor vehicles in the Lot for one-half (.5) hour at no cost only when such persons are visiting the Premises for banking business, subject to a validation system mutually agreeable to Landlord and Tenant. The license granted in this subparagraph (b) is subject to availability of space in the Lot.

Tenant acknowledges that other tenants of Landlord and their employees have been granted similar licenses. Parking spots allocated to employee parking may not be used by Tenant for any other purpose.

At all times the license granted herein is subject to compliance with Landlord's Rules and Regulations in effect from time to time governing the use of the Lot and the Garage, a copy of which (as in force as of the date hereof) is annexed hereto as Exhibit “A”).

LEASE TERM: Term fifteen (15) years.

LEASE TERM COMMENCEMENT DATE: December 1, 2001.

RENT: See Paragraph 2.3

ADDITIONAL TENANT’S CHARGES: Tenant shall pay:

(1.)(a) for all electricity charges for lighting and electrical outlets on the Premises;

(b) for all electricity charges for drive-through lighting from portico and drive-through control gate and pedestrian warning in Lot contiguous to the Building; and

(c) for all electricity charges for all of Tenant’s signage which is electrified and/or lit by electric lighting.

All of such charges shall be paid to the utility providing such electricity, as separately metered to Tenant.

(2.) annually, as additional rent, and within twenty (20) days of Landlord’s invoice delivered to the Tenant therefor, an amount equal to thirty percent (30%) of the cost of electricity incurred by Landlord for Building electricity (including cost of air conditioning) which exceeds such cost for the twelve (12) month period ending December 31, 2000. Landlord’s said cost for the twelve (12) month period ending December 31, 2000 was Twenty Thousand Five Hundred Fifty-seven and 42/100 Dollars ($20,557.42). Upon request of Tenant, Landlord shall present evidence of said cost of electricity to Tenant, no more often than annually.

(3.) annually, as additional rent, and within twenty (20) days of Landlord’s invoice delivered to the Tenant therefor, an amount equal to thirty percent (30%) of the cost of heating incurred by Landlord for heating the Building which exceeds such cost for the twelve (12) month period ending December 31, 2000. Landlord’s said cost for the twelve (12) month period ending December 31, 2000 was Thirteen Thousand One Hundred Twelve and 18/100 dollars ($13,112.18). Upon request of Tenant, Landlord shall present evidence of said cost of heating to Tenant, no more often than annually.

(4.) quarter-annually (or such other times as real estate tax bills are issued), as additional rent, and within twenty (20) days of Landlord’s invoice delivered to the Tenant therefor, an amount equal to thirty percent (30%) of the real estate tax assessed on the Building (but not the Lot) which exceeds the real estate taxes assessed on the Building for the twelve (12) month period ending December 31, 2000. The real estate taxes assessed on the Building for the twelve (12) month period ending December 31, 2000 were $45,767.49.

(5.) for all cleaning of the Premises including carpet cleaning and the removal of rubbish to rubbish room on the first floor of the Building, by Tenant’s own cleaning contractor.

(6.) for the cost of removal (not plowing) of snow from the Lot. (Tenant may, if Tenant so desires hire its own snow removal contractor). If Tenant does not hire its own snow removal contractor for such snow removal, Tenant shall pay Landlord therefor as additional rent, within ten (10) days of Landlord’s invoice therefor having been delivered to Tenant. If Tenant shall hire its own contractor to plow and remove snow from the Lot, Landlord shall reimburse Tenant for snow plowing only if (a) Landlord shall have approved the calculation of the cost thereof prior to the first snowfall in each autumn/winter; and (b) the cost of snow plowing is stated separately on all invoices received from Tenant’s snow removal contractor.

(7.) for and provide all replacement lamps, light bulbs, replacement fixture ballasts (and installation thereof) on the Premises, the drive-through portico, and with respect to Tenant’s signage.

(8.) for and provide all bathroom supplies, including soap, towels and toilet tissue used on the Premises.

PERMITTED USES: Banking, financial services and general office and associated uses.

ARTICLE II

2. PREMISES:

2.1. (a) Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises identified in Article I in the Building, excluding (a) the common stairways, stairwells, elevators and elevator wells, the exterior faces of the exterior walls, and (b) the pipes, ducts, conduits, wires and appurtenant fixtures serving the Premises and/or other parts of the Building, and reserving to the Landlord the right to relocate same within or without the Premises, upon reasonable advance notice to Tenant, and in such a manner as to minimize interference with Tenant’s business operations (except for emergencies).

(b) Tenant, its agents, employees and invitees shall have, in common with other tenants of Landlord and their respective agents, employees and invitees, the use of the common areas of the Building, the Lot and the Garage, subject to parking privileges and the Rules and Regulations set forth in Exhibits “A” and “B” annexed hereto.

(c) Tenant, in common with other tenants of the Building and the Landlord, shall have the use of the area above the ceilings in the Premises for cabling, wiring, piping, and associated uses, at no additional rent.

(d) Tenant may, at Tenant’s expense, install a satellite dish and/or an antenna on the roof of the Building or on a structure located thereon provided (i) Tenant shall promptly repair all roof punctures made on account thereof, (ii) Tenant shall place such items as Landlord shall direct, and (iii) wiring to any such installation shall comply with all codes applicable thereto and shall be effected by contractors reasonably satisfactory to Landlord.

2.2. TERM: Tenant shall have and hold the Premises for a period commencing December 1, 2001 and continuing for the Lease Term unless sooner terminated as provided herein.

2.3. RENT:

Lease Year	Period	Annual Rent	Payable monthly on the 1st day of each month, in advance
1	12/1/01 to 11/30/02	$152,399.00	$12,699.92
2	12/1/02 to 11/30/03	$152,399.00	$12,699.92
3	12/1/03 to 11/30/04	$152,399.00	$12,699.92
4	12/1/04 to 11/30/05	$163,066.93	$13,588.91
5	12/1/05 to 11/30/06	$163,066.93	$13,588.91
6	12/1/06 to 11/30/07	$163,066.93	$13,588.91
7	12/1/07 to 11/30/08	$174,481.61	$14,540.13
8	12/1/08 to 11/30/09	$174,481.61	$14,540.13
9	12/1/09 to 11/30/10	$174,481.61	$14,540.13
10	12/1/10 to 11/30/11	$186,695.32	$15,557.94
11	12/1/11 to 11/30/12	$186,695.32	$15,557.94
12	12/1/12 to 11/30/13	$186,695.32	$15,557.94
13	12/1/13 to 11/30/14	$199,763.99	$16,646.99
14	12/1/14 to 11/30/15	$199,763.99	$16,646.99
15	12/1/15 to 11/30/16	$199,763.99	$16,646.99

ARTICLE III

3. LANDLORD COVENANTS:

3.1. SERVICES: (a) To keep in good order and condition, and furnish through Landlord's employees or independent contractors, repairs to the foundation, roofs, exterior walls, windows in common areas, common areas, and structural components of the Building and the Premises in a manner consistent with the standards applicable to office space comparable to the Premises and the Building.

(b) To provide and pay for the removal of Tenant’s usual trash from the rubbish room on first floor. “Usual trash” means trash emptied from waste baskets. Trash such as bulk quantities of brochures, cardboard boxes, and the like which is removed by Landlord will result in extra expense to Tenant, which Tenant shall pay to Landlord within ten (10) days of the delivery to Tenant of Landlord’s invoice therefor.

(c) To remove snow and ice from the sidewalks abutting the Building.

3.2. QUIET ENJOYMENT: That Landlord has the right to make this Lease and that Tenant on timely paying the rent and performing the Tenant’s obligations in this Lease shall peacefully and quietly have, hold and enjoy the Premises, subject to all of the terms and provisions hereof.

3.3. INTERRUPTIONS: (a) That Landlord shall not be liable to Tenant for compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord's entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building, however the necessity may occur, except as otherwise specifically provided in this Lease.  In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord's part, by reason of any cause beyond Landlord's control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Section 5.1 shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

(b) The Landlord reserves the right to close the Lot for a period not to exceed six (6) consecutive months in order to construct a parking deck over the Lot. So long as the Lot is closed, and if and to the extent the Tenant shall not have available to it parking space for its employees in the Lot and/or the use of the drive-through window, monthly rent shall be abated by the number of employee parking spots not available to the Bank x $80.00 plus, if the drive-in window traffic cannot be accommodated, $1,040.00 per month (the portion of the rent attributable thereto, to be adjusted, if Lot closing occurs after year three (3) of the lease term).

3.4 INDEMNITY: To save harmless, and indemnify Tenant from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings, and expenses and costs in connection therewith (including without limitation reasonable counsel fees), (excepting for any liability arising from Tenant's own actions or the actions of any of Tenant’s contractors, agents, or employees) (i) arising from the omission, fault, willful act, negligence or other misconduct of Landlord or its agents, servants, employees, invitees, licensees and independent contractors hired by Landlord, or (ii) resulting from the failure of Landlord to perform and discharge his covenants and obligations under this Lease.

3.5 INSURANCE. To maintain all-risk hazard insurance on the Building in an amount which shall be at least eighty percent (80%) of the value of the Building.

ARTICLE III-A

3.A.1. EMERGENCIES: The Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed, provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof.  Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid inconvenience to Tenant by reason thereof.

ARTICLE IV

4. TENANT COVENANTS: During the Lease Term and such further time as Tenant occupies any part of the Premises, Tenant covenants:

4.1. RENT: To pay when due all rent, and additional rent.

4.2. CONDITION: Except as otherwise provided in Article V, to keep the Premises in good order, repair and condition, reasonable wear and tear, damage by fire or casualty only excepted, and all glass in windows and doors of the Premises whole and in good condition with glass of the same quality as that injured or broken, damage by fire or casualty only excepted, and at the expiration or termination of the Lease Term or any extension of the Lease Term, peaceably to yield up the Premises and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear, damage by fire or other casualty only excepted, first removing all goods and effects of Tenant and, to the extent specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination, all alterations and additions made by Tenant after the Lease Term Commencement Date, and repairing any damage caused by such removal and restoring the Premises and leaving them neat, and in broom-clean condition.

4.3. USE: To use and occupy the Premises for the Permitted Uses only and not to injure or deface the Premises, Building, Lot, or Garage, not to permit in the Premises any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit any use thereof which is improper or offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

4.3.A PLATE GLASS INSURANCE. To maintain plate glass insurance insuring the plate glass windows on the Waldo Street side of the Building against breakage, and in any event, in the event of breakage, Tenant shall be responsible for the cost of replacing any and all of the plate glass in such windows.

4.4. RULES: Not to obstruct in any manner any portion of the Building, Lot or Garage not hereby leased or any portion thereof used by Tenant in common with others; and to comply with all reasonable Rules and Regulations uniformly in force now as set forth in Exhibit "B" or hereafter made by Landlord for the care and use of Building, and the Lot and the Garage and their facilities and approaches.

4.5. SAFETY: To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority, because of any use thereof made by Tenant which use is different from most banks and commercial offices and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant's Permitted Uses.

4.6. ASSIGNMENT: Not, without prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, to assign, mortgage, pledge or otherwise transfer this Lease, including by operation of law, or to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, provided however, that Tenant shall remain liable as a primary obligor under and pursuant to all of Tenant’s obligations under this Lease. At the option of the Landlord, to be exercised after request of the Tenant to assign this Lease or sublet all or any portion of the Premises, the Tenant shall specifically agree that the Premises shall be restored to the condition they were in at the time of the Tenant’s request to assign this Lease or sublet all or any portion of the Premises. If any amount is payable to Tenant by any assignee or sublessee which exceeds the rent and additional rent reserved hereunder, such amount shall be paid to Landlord, in full, within ten (10) days after its receipt by Tenant.

4.7. INSPECTION: To permit Landlord and Landlord's agents and designees, on reasonable advance notice, to examine the

Premises at reasonable times and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant's expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, or the like not consented to in writing by Landlord; and to show the Premises to prospective Tenants and post “For Rent” signs on the Premises during the six (6) months preceding expiration of the Lease Term (unless Tenant shall have properly exercised it’s option to extend the Lease Term, as hereinafter provided), and any extended Lease Term, and to prospective purchasers and mortgagees at all reasonable times.

4.8. FLOOR LOAD: Not to place a load upon the Premises exceeding the live load for which the floors have been designed; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; and to isolate and maintain all of Tenant's business machines and mechanical equipment, which cause or may cause air-borne or structure-borne vibration or noise, whether or not it may be transmitted to any other leased space in the Building, in such manner acceptable to Landlord so as to eliminate such vibration or noise.

4.9. PERSONAL PROPERTY: To pay promptly when due all taxes which may be imposed upon personal property (including without limitation, fixtures and equipment) in the Premises by whomsoever assessed.

4.10. COSTS AND FEES: To pay as additional rent all such reasonable costs (including attorneys’ reasonable fees incurred by Landlord arising out of any breach by Tenant of any of its obligations under this Lease in connection with the successful enforcement by Landlord of said obligations of Tenant.

4.11. INDEMNITY: To save harmless, and indemnify Landlord from any liability for injury, loss, accident or damage to any person or property, and from any claims, actions, proceedings, and expenses and costs in connection therewith (including without limitation reasonable counsel fees), (excepting for any liability arising from Landlord's own actions or the actions of any of Landlord’s contractors, agents, or employees) (i) arising from the omission, fault, willful act, negligence or other misconduct of Tenant or its agents, servants, employees, invitees, licensees and independent contractors hired by Tenant, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease.

4.12. INSURANCE: To procure, keep in force and pay for comprehensive public liability insurance to the limit of its policy (which is $1,000,000.00 per person, $5,000,000.00 in the aggregate, and $100,000.00 in property damage) indemnifying Landlord and Tenant as their interests may appear against all claims and demands for injury to, or death of, persons or damage to property which may be claimed to have occurred upon the Premises in the amounts which shall from time to time be approved by Landlord.  Such insurance shall provide that it shall not be cancelled without at least twenty (20) days’ prior written notice to Landlord, who shall be named an additional insured, and certificates thereof shall be promptly delivered to Landlord upon request of the Landlord.

Any insurance carried by either party with respect to the Premises and property therein or occurrences thereon shall include a clause or endorsement denying the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such clause or endorsement to the extent of the indemnification received thereunder.

4.13. PROPERTY DAMAGE: In addition to and not in limitation of the foregoing, Tenant covenants and agrees that all merchandise, furniture, fixtures and property of every kind, nature and description of Tenant or Tenant's employees, agents, contractors, invitees, visitors or guests which may be in or upon the Premises or Building in the public corridors or on the sidewalks, areaways, Lot or Garage and approaches adjacent thereto, during the Lease Term (as it may be extended), shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed by reason of any cause or reason whatsoever, other than the negligence or willful act of Landlord, no part of said damage or loss shall be charged to or borne by Landlord.

4.14. SIGNAGE: The Tenant, at its own expense, may affix its signage to the sign band of the Building and other locations thereof, subject to the prior approval of the Landlord. In addition, the Tenant, at its expense and with the prior approval of the Landlord, may erect up to two (2) signs in the Lot. Tenant may use the existing sign (and change the lettering thereof) on the easterly side of the Building, provided that, at Tenant’s expense, the electricity therefor is metered to Tenant.

4.15. ALTERATIONS. Not to make alterations (except for cosmetic changes) to the Premises unless (i) the same shall have been approved in advance by the Landlord, and (ii) the contractor making any such alterations shall have been approved in advance by Landlord. Landlord’s approval required hereunder shall not be unreasonably withheld, delayed or conditioned.

ARTICLE V

5. CASUALTY AND TAKING:

5.1.   In case during the Lease Term (or any extension thereof) all or any part of the Premises or the Building or the Lot or the Garage are damaged materially by fire, force majeure, civil commotion, war, or casualty or by action of public or other authority in consequence thereof, or are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord's election, which election may be made only if all or a material part of the Premises, the Building, the Lot and/or the Garage are so taken or damaged. If the Landlord elects to terminate, the Landlord must give notice to Tenant of such election within ninety (90) days after the event which gives rise to the right to elect termination. The effective date of termination shall be not less than fifteen (15) nor more than thirty (30) days after the date of notice of such termination. Rent and additional rent shall abate effective on the date of termination or such earlier date as the Premises are not fit for the Permitted Uses. If in any such case, the Premises, Building, Lot and/or Garage are rendered unfit for the Permitted Uses and the Lease is not so terminated, Landlord shall use due diligence (following the expiration of all periods in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section 5.1) to put the Premises, Building, Lot and/or Garage, or in case of taking what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 4.2) into proper condition for the Permitted Uses. In the event of a casualty, a just proportion of the rent and additional rent according to the nature and extent of the injury shall be abated until the Premises, Building, Lot and/or Garage or such remainder shall have been put by Landlord in such condition as the same may be used and occupied for the Permitted Uses. In the event of a taking which permanently reduces the areas of the Premises, Building, Lot and/or Garage, a just proportion of the rent and additional rent shall be abated for the remainder of the Lease Term. In case of such damage or taking, Landlord shall notify Tenant within thirty (30) days after the occurrence thereof of Landlord’s estimate of the time needed to do the construction work necessary to put the Premises, Building, Lot and/or Garage or such remainder in proper condition for the Permitted Uses. If Landlord has not commenced such repairs within sixty (60) days of such damage or taking having occurred, and/or shall not thereafter cause such repairs to be diligently pursued until completion, Tenant may terminate this Lease upon thirty (30) days’ prior notice to Landlord.

5.2. CONDEMNATION AWARDS: Landlord reserves to itself any and all rights to receive awards made for damages to the Premises and Building and Lot and the leasehold hereby created or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority.  Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant's name and behalf all such further assignments thereof. Notwithstanding the foregoing, Tenant shall have the right to prosecute a claim arising from the exercise of eminent domain and/or anything lawfully done in pursuance of public or other authority which results in the loss or damage to the leasehold improvements created at Tenant’s expense and for its moving costs and expenses, and to retain any recovery thereby effected.

ARTICLE VI

6. DEFAULT:

6.1. This Lease is upon this condition, that if Tenant shall neglect or fail to perform any one or more of its terms, covenants, agreements, or conditions contained herein and any such neglect or failure continues after notice, in case of payment of rent or additional rent for more than ten (10) days, or in any other case for more than thirty (30) days and such additional time, if any, as is reasonably necessary to cure the default, if the default is of such a nature that it cannot reasonably be cured in said thirty (30) days; or if Tenant makes any assignment for the benefit of creditors, fails or admits in writing its inability to pay its debts generally as they become due; files a petition in bankruptcy or a petition to take advantage of any insolvency law; is subject to the appointment of a receiver, trustee, liquidator, conservator or similar officer of itself or of the whole or any substantial part of its business or property, or on voluntary or involuntary petition in bankruptcy filed by or against it (if said petition is not discharged within sixty (60) days after filing of the same), has an order for relief entered with respect to it or is otherwise adjudicated a bankrupt or insolvent; or files a petition or answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or consents to the filing of such petition or complaint or answer under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, now or hereafter in effect; or if any attachment or execution is levied upon this Lease, or if the leasehold is taken on execution or other process of law in any action against the Tenant, then in any such case, Landlord may immediately, or at any time while such default exists and without further notice, terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term, (or if during an extended Lease Term, the date originally fixed for the termination thereof) or Landlord, at his election, may lawfully or at any time after such default and without further notice, enter into and upon the Premises or any part thereof in the name of the whole, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove their effects (forcibly if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or any other preceding breach of covenant and Landlord may, at his election, store any effects so removed in a public warehouse or otherwise for the account of, and at the expense of, Tenant, and upon termination of this Lease as aforesaid or under any provision of any statute, whether or not Landlord enters the Premises, Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

6.2. LANDLORD REMEDIES: In the event that this Lease is terminated under any of the provisions contained in Section 6.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, the total rent reserved for the residue of the Lease Term (or extended Lease Term, as the case may be).  In calculating the rent reserved there shall be included, in addition to the fixed rent and all additional rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue.  Tenant further covenants as an additional and cumulative obligation after any such ending to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant under the next foregoing covenant Tenant shall be credited with any amount with the net proceeds of any rent obtained by Landlord by re-letting the Premises after deducting all Landlord's reasonable expenses in connection with such re-

letting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such re-letting, it being agreed by Tenant that Landlord may (i) re-let the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Lease Term and any Extended Lease Term (as the case may be), and may grant such concessions and free rent as Landlord in his sole judgement considers advisable or necessary to re-let the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in his sole judgment considers advisable or necessary to re-let the same (which shall in any event not include alterations, repairs and decorations inconsistent with the remainder of the Building), and no action of Landlord in accordance with the foregoing or failure to re-let or to collect rent under any re-letting shall operate as a release of Tenant or be construed to release or reduce Tenant's liability as aforesaid.

6.3. BANKRUPTCY: Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

ARTICLE VII

7. NOTICE

7.1. NOTICE OF LEASE: This Lease shall not be recorded.  Upon request of either party hereto both parties shall execute and deliver after the Lease Term begins a notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Lease Term expires, an instrument in such form acknowledging the date of termination.

7.2. COMMUNICATIONS: Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease it shall be in writing.  Communications and payments shall be addressed:

if to Landlord,
to Landlord at:      339 Main Street
Worcester, MA 01608

or at such other address or designated person as may have been specified by prior notice by Landlord.

if to Tenant,
to Tenant at:     33 Waldo Street
Worcester, MA 01608
ATTN: Chief Financial Officer

or at such other address or designated person as may have been specified by prior notice by Tenant.  Any communication so addressed shall be deemed duly served if mailed by United States registered or certified mail, postage prepaid, return receipt requested, or delivered in hand.

7.3. BINDING EFFECT: This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns, except that only the Landlord shall be liable for obligations accruing prior to the transfer of the real estate of which the Premises are a part, and each successive owner of the Premises shall be liable only for obligations accruing during the period of its, his or her ownership.

7.4. KEYS: The delivery of keys to any employee of Landlord or to Landlord's agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

7.5. WAIVERS: The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations as set forth in Exhibit “A” and Exhibit “B” hereto, as amended, shall not be deemed a waiver of such violation.  No consent or waiver, express or implied, by Landlord or Tenant, to or of any breach of any agreement or duty shall be construed as a waiver of or consent to any other breach of the same or any other agreement or duty.

7.6. REMEDIES: The specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which he or it may be lawfully entitled in case of any breach or threatened breach by Landlord or Tenant of any provisions of this Lease.  In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

7.7. SEVERABILITY: If any terms of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

7.8. RIGHT TO CURE: (a) If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default.  In performing such obligations, Landlord may make any payment of money or perform any other act.  All sums so paid by Landlord (together with interest at the rate of twelve percent (12%) per annum) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand.  Landlord may exercise the foregoing rights without waiving any other of his rights or releasing Tenant from any of its obligations under this Lease.

(b) If Landlord shall at any time default in the performance of any obligation under this Lease, Tenant shall have the right, but not be obligated, to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Tenant is made in this Lease with respect to such default.  In performing such obligations, Tenant may make any payment of money.  Tenant shall be entitled, upon demand, to reimbursement for all sums so paid (together with interest at the rate of twelve percent (12%) per annum) and all necessary incidental costs and expenses in connection with the performance of any such act by Tenant, but such sums, costs, and expenses shall not be deductible from the rent or additional rent payable by the Tenant under this Lease.

7.9. ESTOPPEL CERTIFICATE: Each party hereto Tenant agrees from time to time, upon not less than fifteen (15) days prior written request from the other, to execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the fixed rent and additional rent and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or if there have been any modifications that the same are in full force and effect as modified and stating the modifications and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail), and the dates to which the fixed rent, additional rent and other charges have been paid.  Any such statement delivered pursuant to this Section 7.9 may be relied upon by any prospective purchaser or mortgagee of the Premises or any prospective assignee of any mortgage of the Premises.

ARTICLE VIII

8. UTILITIES

8.1.HEATING, VENTILATING, AIR CONDITIONING:

Subject to the provisions of Section 3.A.1. of Article III-A of this Lease, Landlord shall furnish, at Landlord's expense, space heating and cooling as normal seasonal changes may require to provide reasonable space temperature and ventilation for occupants of the Premises under normal business operation, Monday through Friday from 8:00 a.m. to 6:00 p.m. (Saturday 8:00 a.m. to 1:00 p.m.), Sundays and holidays excepted.

8.2. WATER:

Landlord will provide, to Tenant, at Landlord's expense, water for drinking, lavatory, and  toilet purposes, on the Premises.

8.3. ELECTRICAL SERVICE:

Landlord shall not in any manner be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if, during the Lease Term (or any extension thereof), for the quantity or character of electrical current or if electric current is no longer available or suitable for Tenant's requirements due to a factor or cause beyond Landlord's control.  Any riser or risers or other necessary and proper equipment required to supply Tenant's electrical requirements (in addition to such risers and equipment initially installed upon construction of the Building or added subsequently thereto and prior to the Lease Commencement Date), will upon and within a reasonable time after written request of Tenant, be furnished and installed by Landlord, at Tenant's expense, if, in Landlord's judgment, the same will not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense, or interfere with or disturb other tenants of Landlord or occupants of the Building.  Any such risers and equipment shall be maintained by Landlord in good operating condition and repair. Tenant covenants and agrees that its use of electric current shall not exceed the capacity of the existing feeders to the Building or the risers or wiring installation, provided that Landlord shall at all times maintain the feeders, risers and wiring installation serving the Premises.  All costs and expenses incurred by Landlord which are chargeable to Tenant pursuant to the provisions of this section shall be paid by Tenant as additional rent.

8.4. EXCESS SERVICES: Tenant requiring services in excess of those described above shall request same through Landlord and, if Landlord determines to provide same, they shall be at Tenant's expense.

ARTICLE IX

9. BROKERS:

Landlord and Tenant each represent to the other that he and it have not dealt with a broker or finder in connection with the transaction which is the subject of this Lease.

ARTICLE X

10. OPTION TO EXTEND:

(a) Landlord hereby grants to Tenant:

(i) the option to extend the Lease Term for five (5) years, commencing December 1, 2016 and expiring on November 30, 2021 (the “First Extended Term”); and

(ii) the option to extend the Lease Term for five (5) years, commencing December 1, 2021 and expiring on November 30, 2026 (the “Second Extended Term”), provided the option to extend the Lease Term for the First Extended Term shall have been exercised.

(b) the options to extend the Lease Term granted in Section 10.(a) shall be exercisable and properly exercised by Tenant only if:

(i) there shall be no uncured default in any of Tenant’s obligations under and pursuant to this Lease when the relevant option is exercised (and none thereafter occurs prior to the commencement of the relevant extended term); and

(ii) the said option shall be deemed properly exercised if Tenant shall have given Landlord notice of its intention to exercise its said option at least two hundred and seventy (270) days prior to the expiration of the Lease Term or the First Extended Term, as the case may be.

10.1. If an option is exercisable and properly exercised, all of the terms and conditions of this Lease shall continue in full force and effect except that fixed rent shall be as set forth on Schedule 10.1 annexed hereto.

ARTICLE XI

11. SUBORDINATION AND NON-DISTURBANCE; NOTICE OF DEFAULT BY  LANDLORD WITH RESPECT TO EXISTING MORTGAGE:

11.1 FUTURE MORTGAGES/DEEDS OF TRUST.

This Lease shall be subject and subordinate to the lien of any mortgage and/or deed of trust which Landlord may hereafter place upon the Premises provided that: (a) if there are no uncured defaults hereunder on the part of Tenant, the right of possession of Tenant to the Premises and Tenant’s rights arising out of this Lease shall not be affected or disturbed by the mortgagee, trustee or beneficiary under the mortgage and/or deed of trust in the exercise of any of its rights under the mortgage, deed of trust or the promissory notes secured thereby; (b) if there are no uncured defaults hereunder on the part of Tenant, Tenant shall not be named as a party defendant to any foreclosure or other proceeding under the mortgage or deed of trust nor in any other way be deprived of its rights under this Lease, nor shall this Lease be terminated or affected by any foreclosure or sale or any proceeding under any mortgage or deed of trust; and (c) the mortgagee, trustee and/or beneficiary shall execute and deliver to Tenant an Agreement of Attornment and Non-Disturbance in substantial conformance with the form attached hereto as Exhibit “C” prior to the execution of the mortgage or deed of trust. Landlord agrees that in the event of any foreclosure of any mortgage or deed of trust affecting the Premises, Tenant shall have the right to withhold the payment of any rent due hereunder and pay the same directly to the mortgagee or trustee in satisfaction of its obligations to pay rent to the Landlord hereunder. Within fifteen (15) days after request from Landlord, Tenant shall execute any and all instruments requested by Landlord which are necessary or proper to effect the subordination of this Lease to any mortgage, deed of trust or other encumbrance, but only if Tenant, by the same instrument or otherwise, shall have received from the mortgagor or trustee of such mortgage or deed of trust, the executed attornment and non-disturbance agreements hereinabove described.

11.2 PRESENTLY EXISTING MORTGAGES/DEEDS OF TRUST.

Landlord may, at any time, provide Tenant with Agreements of Attornment and Non-Disturbance in forms which are in substantial conformance with the form attached hereto as Exhibit “C” executed or to be executed by all entities or parties presently holding mortgages, deeds of trust or other liens upon the Premises, and Tenant shall promptly execute same and return them to Landlord.

11.3 NOTICE TO TENANT OF LANDLORD’S DEFAULT UNDER MORTGAGE, ETC.

If Landlord receives any notice that Landlord is in default with respect to any of Landlord’s obligations under and pursuant to any mortgage encumbering the Building and/or the Lot (a “Default Notice”), Landlord shall, within five (5) days of the receipt by Landlord of any Default Notice, send a copy thereof to Tenant, and, to the extent permitted by the mortgagee sending the Default Notice, Tenant may, but shall not be obligated to, cure any default which is the subject of a Default Notice. If and to the extent Tenant expends any sums in connection with curing any such default (including the reasonable fees of its counsel), Landlord shall reimburse Tenant therefor within five (5) days of Tenant’s written request for reimbursement. If Landlord shall not make reimbursement, as aforesaid, Tenant may withhold rental payments due to Landlord to the extent of and until the amount due to Tenant on account of such reimbursement shall have been fully reimbursed to Tenant.

Executed as a sealed instrument as of the day and year first above written.

LANDLORD

/s/ Debra Wentworth	/s/ J. Robert Seder
Witness	J. Robert Seder

TENANT

COMMONWEALTH NATIONAL BANK

/s/ Christine Trifari	By: /s/ Charles R. Valade
Witness	Charles R. Valade, President
and Chief Executive Officer

SCHEDULE 10.1

FIXED RENT DURING EXTENDED TERMS

A. FIRST EXTENDED TERM

Lease Year	Period	Annual Rent	Payable monthly in advance on the first day of each month
16	12/1/16 to 11/30/17	$213,747.46	$17,812.28
17	12/1/17 to 11/30/18	$213,747.46	$17,812.28
18	12/1/18 to 11/30/19	$213,747.46	$17,812.28
19	12/1/19 to 11/30/20	$223,237.84	$18,603.15
20	12/1/20 to 11/30/21	$223,237.84	$18,603.15

B. SECOND EXTENDED TERM

Lease Year	Period	Annual Rent	Payable monthly in advance on the first day of each month
21	12/1/21 to 11/30/22	$223,237.84	$18,603.15
22	12/1/22 to 11/30/23	$238,864.48	$19,905.37
23	12/1/23 to 11/30/24	$238,864.48	$19,905.37
24	12/1/24 to 11/30/25	$238,864.48	$19,905.37
25	12/1/25 to 11/30/26	$244,430.02	$20,369.16